Filed Pursuant to 424(b)(5)
Registration No. 333-232167

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares, no par value	8,023,256	$43.00	$345,000,008	$41,814
(1) Includes 1,046,511 Common Shares that the underwriters have the option to purchase from the issuer.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(r) under the Securities Act of 1933, and relates to the registration statement on Form S-3 (File No. 333-232167) filed on June 17, 2019.

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 17, 2019)
6,976,745 Common Shares

Biohaven Pharmaceutical Holding Company Ltd. is offering 6,976,745 of its common shares in this offering at an offering price per share of $43.00.
Our common shares are listed on the New York Stock Exchange under the symbol “BHVN.” The last reported sale price of our common shares on June 18, 2019 was $43.82 per share.
Investing in our common shares involves risks. Please see “Risk Factors” beginning on page S-14 of this prospectus supplement as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.
PRICE $43.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses, to Biohaven
Per Share	$43.00	$2.58	$40.42
Total	$300,000,035	$18,000,002	$282,000,033
_____________

(1)	See “Underwriting” in this prospectus supplement for a description of compensation payable to the underwriters.
The underwriters may offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
We have granted the underwriters an option to purchase up to 1,046,511 additional common shares at $40.42 per share, net of underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days after the date of this prospectus supplement.
The underwriters expect to deliver the common shares to purchasers on or about June 21, 2019.

GOLDMAN SACHS & CO. LLC		PIPER JAFFRAY
CANTOR	WILLIAM BLAIR	OPPENHEIMER & CO
The date of this prospectus supplement is June 18, 2019.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
We have not authorized, and the underwriters have not authorized, anyone to provide you with information other than the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common shares. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the sections entitled “Where You Can Find More Information" and "Incorporation by Reference” in the accompanying prospectus, respectively.
We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, this offering of the common shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
When we refer to “Biohaven,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Biohaven Pharmaceutical Holding Company Ltd. and its subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the common shares offered hereby.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights and, in certain cases, updates some of the information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, including the information incorporated by reference herein, especially the matters discussed under “Risk Factors” beginning on page S-14 of this prospectus supplement and the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, along with our consolidated financial statements and notes thereto, before making an investment decision. All references to “Biohaven,” “we,” “us,” “our” or the “Company” mean Biohaven Pharmaceutical Holding Company Ltd. and its subsidiaries, except where it is made clear that the term means only the parent company.
Biohaven Pharmaceutical Holding Company Ltd.
Overview
We are a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Our product candidates are based on multiple mechanisms — calcitonin gene-related peptide, or CGRP, receptor antagonists, glutamate modulators and myeloperoxidase, or MPO, inhibition — which we believe have the potential to significantly alter existing treatment approaches across a diverse set of neurological indications with high unmet need in both large and orphan indications. Our programs include the following:

Product	Platform	Indication	Development Stage
Rimegepant	CGRP	Acute treatment and prevention of migraine
Three pivotal Phase 3 trials for acute treatment complete; long-term safety study ongoing. Phase 3 trial for prevention initiated in the fourth quarter of 2018. Advancing Zydis ODT and tablet formulation development programs towards potential commercialization for the acute treatment of migraine.

Rimegepant	CGRP	Trigeminal Neuralgia	Phase 2 proof of concept trial planned for second quarter of 2019.
BHV-3500	CGRP	Acute treatment and prevention of migraine	Phase 2/3 trial ongoing.
Troriluzole	Glutamate	Ataxias	Phase 2/3 randomization phase in spinocerebellar ataxia ("SCA") complete; extension trial ongoing. Phase 3 trial ongoing.
Troriluzole	Glutamate	Obsessive Compulsive Disorder (“OCD”)	Phase 2/3 ongoing.
Troriluzole	Glutamate	Alzheimer’s disease	Phase 2/3 ongoing.
Troriluzole	Glutamate	Generalized Anxiety Disorder (“GAD”)	Phase 2/3 ongoing.
Nurtec	Glutamate	Amyotrophic Lateral Sclerosis (“ALS”)	NDA filed with FDA in fourth quarter of 2018. Prescription Drug User Fee Act (“PDUFA”) date of July 21, 2019.
BHV-5000	Glutamate	Neuropsychiatric disorders	Phase 1 trial completed 2018; additional nonclinical studies anticipated in 2019.
Verdiperstat	MPO	Neuroinflammation	Phase 3 trial for the treatment of multiple system atrophy (“MSA”) expected to begin in third quarter of 2019.

CGRP Platform
In July 2016, we acquired exclusive, worldwide rights to our CGRP receptor antagonist platform, including rimegepant and BHV-3500, through a license agreement with Bristol-Myers Squibb Company (“BMS”), which was amended in March 2018.
Rimegepant
Study 301/Study 302
The most advanced product candidate from our CGRP receptor antagonist platform is rimegepant, an orally available, potent and selective small molecule human CGRP receptor antagonist that we are developing for the acute and preventive treatment of migraine. In March 2018, we announced positive topline data from our first two pivotal Phase 3 trials (“Study 301 and Study 302”) for the acute treatment of migraine. In each trial, treatment with a single 75 mg dose of rimegepant met the co-primary efficacy endpoints of the trial, which were superior to placebo, at two hours post-dose, on measures of pain freedom and freedom from the patient’s most bothersome symptom. In addition to achieving both co-primary endpoints in each of the trials, rimegepant also was observed to be generally safe and well-tolerated in the trials, with a safety profile similar to placebo. The efficacy and safety profile of rimegepant has now been observed across three randomized controlled trials to date. The co-primary endpoints achieved in the Phase 3 trials are consistent with regulatory guidance from the U.S. Food and Drug Administration (“FDA”) and provide the basis for the submission of a new drug application (“NDA”) to the FDA.
Study 303
A third Phase 3 clinical trial for the acute treatment of migraine with a bioequivalent orally dissolving tablet (“ODT”) formulation of rimegepant was commenced in February 2018. On December 3, 2018, we announced positive topline data from a randomized, controlled Phase 3 clinical trial (“BHV3000-303” or “Study 303”) evaluating the efficacy and safety of our Zydis ODT formulation of rimegepant for the acute treatment of migraine. Rimegepant differentiated from placebo on the two co-primary endpoints using a single dose, pain freedom and freedom from most bothersome symptom at 2 hours, as well as the first 21 consecutive primary and secondary outcome measures that were pre-specified. Patients treated with the rimegepant Zydis ODT formulation began to numerically separate from placebo on pain relief as early as 15 minutes, and this difference was statistically significant at 60 minutes. Additionally, a significantly greater percentage of patients treated with rimegepant Zydis ODT returned to normal functioning by 60 minutes and lasting clinical benefit compared to placebo was observed through 48 hours after a single dose of rimegepant on freedom from pain, pain relief, freedom from the most bothersome symptom, and freedom from functional disability. The safety and tolerability observations of rimegepant in Study 303 were consistent with our previous observations. The overall rates of adverse events were similar to placebo (13.2% with respect to rimegepant compared to 10.5% with placebo). The co-primary endpoints achieved in the Phase 3 trials are consistent with regulatory guidance from the FDA. We continue to advance the rimegepant Zydis ODT and tablet formulation development programs towards potential commercialization for the acute treatment of migraine.
Study 305
In November 2018, we initiated a double-blind, placebo-controlled Phase 3 clinical trial examining regularly scheduled dosing of rimegepant 75 mg to evaluate its efficacy and safety as a preventive therapy for migraine (“BHV3000-305” or “Study 305”). We anticipate receiving topline results in the fourth quarter of 2019.

Long-term Safety Study
In August 2017, we commenced a long-term safety study of rimegepant in patients with migraine. On December 10, 2018, we announced the results of an interim analysis from our ongoing long-term safety study (“BHV3000-201” or “Study 201”).
On May 8, 2019, we announced updated interim positive results from the long-term safety study. As of February 20, 2019 (the database cutoff date of the interim assessment), 105,192 doses of rimegepant 75 mg had been administered across 1,784 patients with migraine. As of February 20, 2019, approximately 527 patients have received near daily dosing (14 or more doses in 4 weeks) of rimegepant 75 mg to date for a duration ranging between 4 and 52 weeks. Interim hepatic data as of February 21, 2019 were reviewed by an external independent panel of liver experts who concluded that there was no liver safety signal detected through the data analysis cut-off date and, compared to placebo arms of other migraine treatments, there was a very low incidence of overall elevations of liver laboratory abnormalities (1% incidence of serum ALT or AST > 3x the upper limit of normal (ULN) through the data analysis cut-off date). Based on this interim analysis, there are indications that rimegepant may be safe and well tolerated with long-term dosing in patients with migraine.
On May 8, 2019, we also reported the safety and preliminary exploratory efficacy data from the scheduled dosing cohort in the study. In this cohort of patients with a history of 4 to 14 moderate to severe migraine attacks per month, patients were treated with rimegepant 75 mg every other day for up to 12 consecutive weeks. Patients in this cohort could also supplement their scheduled rimegepant dosing with additional as-needed dosing on nonscheduled dosing days. In this cohort, 286 patients received a total of 11,296 doses of rimegepant 75 mg tablets at least every other day, with a median number of 14.2 tablets per 4 week period. During the on-treatment period, no rimegepant-treated patients (n=281) experienced ALT or AST levels >3x the ULN. There were also no rimegepant-treated patients who experienced alkaline phosphatase or bilirubin >2x the ULN. With regard to efficacy, 48.4% of subjects in the scheduled dosing cohort experienced a ≥50% reduction in the frequency of monthly migraine days with moderate-to-severe pain intensity during the third month of treatment. This preliminary exploratory open-label efficacy data from Study 201 suggest that rimegepant may be associated with a reduction in migraine days per month (30 days) compared to the observational lead-in period, suggesting a potential preventive effect that warrants further study.
Subjects will continue to participate in Study 201 with additional data analyses submitted to the FDA in connection with the NDA submissions, including the required 120-day safety update. Additionally, this program for the acute treatment of migraine will be supported by results of 20 Phase 1/2 trials.
Pediatric Study Plan
In November 2017, the FDA agreed to our initial acute treatment pediatric study plan. In June 2019, the FDA provided amended agreed letter and initial Pediatric Study Plan.
Trigeminal Neuralgia
We plan to initiate a Phase 2 proof of concept trial in the second quarter of 2019 to evaluate the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia. Trigeminal neuralgia is a chronic facial pain syndrome characterized by paroxysmal, severe, and lancinating episodes of pain in the distribution of one or more branches of the trigeminal nerve. The trigeminal nerve, or fifth cranial nerve, is the largest of the 12 cranial nerves and provides sensory innervation to the head and neck, as well as motor innervation to the muscles of mastication. These episodic bouts of severe facial pain can last seconds to minutes, occur several times per day, and often result in significant disability. Over the long-term course of the disease, symptoms often become refractory to medical therapy and current treatment options remain suboptimal.

International Health Authority Interactions
In February 2018, a request for scientific advice for rimegepant was submitted to the Committee for Medicinal Products for Human Use (“CHMP”), a committee of the European Medicines Agency (“EMA”), and feedback was received in June 2018. Based on this feedback, we believe we have several potential pathways to approval.
In January 2019, we and our wholly owned subsidiary, BioShin Consulting Services Company Ltd. ("BioShin"), a Shanghai based limited liability company, jointly announced that the National Medical Products Administration (“NMPA,” formerly, the China FDA) has accepted the investigational new drug (“IND”) application for rimegepant for the treatment of migraine. As previously announced, BioShin was established to develop and potentially commercialize our late-stage migraine and neurology portfolio in China and other Asia-Pacific markets. Following the results of Study 303, we also plan to submit a second IND application to the NMPA for the Zydis ODT formulation of rimegepant for the acute treatment of migraine. We expect to submit this IND in mid-2019.
BHV-3500
Administration of intranasal BHV-3500 in a Phase 1 clinical trial was initiated in October 2018 and has achieved targeted therapeutic exposures. We advanced BHV-3500 into a Phase 2/3 trial to evaluate its efficacy for the acute treatment of migraine in the first quarter of 2019. We believe that intranasal BHV-3500 may provide an ultra-rapid onset of action that could be used in a complimentary fashion with other migraine treatment when the speed of onset is critical to a patient. We anticipate reporting topline results from this trial in the fourth quarter of 2019.
Glutamate Platform
We are developing three product candidates that modulate the body’s glutamate system. Two of these product candidates, troriluzole (previously referred to as trigriluzole and BHV-4157) and Nurtec (previously BHV-0223), act as glutamate transporter modulators, while our product candidate BHV-5000 is an antagonist of the glutamate N-methyl-D-aspartate (“NMDA”) receptor.
Troriluzole
Ataxias
We are developing troriluzole for the treatment of ataxias; our initial focus has been spinocerebellar ataxia (“SCA”). We have received both orphan drug designation and fast track designation from the FDA for troriluzole for the treatment of SCA. A Phase 3 trial began enrollment in March 2019 to evaluate the efficacy of troriluzole in SCA. We believe that the non-statistically significant clinical observations from our first Phase 2/3 trial and open-label extension phase in SCA support our decision to advance troriluzole into a Phase 3 trial that could provide the data needed to serve as the basis for an NDA. We expect to complete enrollment in the Phase 3 trial of troriluzole in SCA in the first quarter of 2020.
Other Indications
A Phase 2/3 double-blind, randomized, controlled trial to assess the efficacy of troriluzole in Obsessive Compulsive Disorder (“OCD”) commenced in December 2017. We expect to complete the enrollment of this trial by the end of 2019. In addition, a Phase 2/3 double-blind, randomized, controlled trial of troriluzole in the treatment of mild-to-moderate Alzheimer’s disease has advanced with the Alzheimer’s Disease Cooperative Study, a consortium of sites funded by the National Institutes of Health. In July 2018, we received authorization to proceed from the FDA and subsequently commenced the trial. We expect to complete enrollment and announce interim futility results for this trial in the fourth quarter of 2019. We began enrollment in a Phase 2/3 clinical trial of troriluzole in Generalized Anxiety Disorder (“GAD”) in February 2019 and expect to complete enrollment of this trial by the end of 2019.

Nurtec
We are developing Nurtec for the treatment of Amyotrophic Lateral Sclerosis (“ALS”). In January 2018, we announced positive results of a bioequivalence study with Nurtec and marketed riluzole, thus providing pivotal data that we believe are sufficient for the filing of an NDA with the FDA, allowing us to pursue the regulatory approval of Nurtec for ALS under Section 505(b)(2) of the U.S. Federal Food, Drug, and Cosmetic Act. We submitted an NDA in September 2018, and the PDUFA date is in July 2019.
BHV-5000
We are also developing BHV-5000, an orally available, low-trapping NMDA receptor antagonist, for the treatment of neuropsychiatric diseases. One potential target indication includes Complex Regional Pain Syndrome (“CRPS”). CRPS is a rare, chronic pain condition typically affecting limbs and triggered by traumatic injury. Accompanying symptoms also include chronic inflammation and reduced mobility in the affected areas. Other disorders of interest include treatment-resistant major depressive disorder and Rett syndrome. Rett syndrome is a rare and severe genetic neurodevelopmental disorder for which no approved treatments are currently available. We acquired worldwide rights to BHV-5000 under an exclusive license agreement with AstraZeneca AB in October 2016. We selected a lead formulation at the end of 2017 and completed single dosing in a Phase 1 clinical trial of BHV-5000 in January 2018 to evaluate its pharmacokinetic properties. Nonclinical studies are ongoing to support future trials.
MPO Platform
Verdiperstat
We are developing verdiperstat (previously BHV-3241), an oral myeloperoxidase inhibitor for the treatment of MSA, a rare, rapidly progressive and fatal neurodegenerative disease with no cure or effective treatments. Verdiperstat was progressed through Phase 2 clinical trials by AstraZeneca AB. We have entered into an exclusive license agreement with AstraZeneca AB for the product candidate, we have reactivated the IND, and plan to initiate a Phase 3 clinical trial of verdiperstat for the treatment of MSA in the third quarter of 2019. In February 2019, verdiperstat received orphan drug designation from the FDA for the treatment of MSA.
Risks Associated with Our Business
Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common shares. These risks are discussed more fully in the “Risk Factors” sections of this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and in the documents incorporated herein by reference. These risks include the following:

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We have incurred significant operating losses since inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future and may never achieve or maintain profitability.

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Clinical trials are very expensive, time-consuming and difficult to design and implement and involve uncertain outcomes. Furthermore, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials.

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Our long-term safety study of rimegepant is ongoing and could result in adverse safety data in the future. In addition, the FDA may disagree with the interpretation of the results of, or the sufficiency of the data from, our clinical trials of rimegepant. There can be no assurance that our NDAs for rimegepant will be submitted in the time frame that we anticipate or that, if accepted for review, the NDAs will be approved by FDA.

•	If we fail to comply with our obligations under our existing and any future intellectual property licenses with third parties, we could lose license rights that are important to our business.

•	We rely in part on third parties to conduct our preclinical studies and clinical trials and if these third parties perform in an unsatisfactory manner, our business could be substantially harmed.

•	We currently rely on third parties for the production of our clinical supply of our product candidates and we intend to continue to rely on third parties for our clinical and commercial supply.

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We have never commercialized a product candidate and we may lack the necessary expertise, personnel and resources to successfully commercialize any of our products that receive regulatory approval on our own or together with collaborators.

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We currently have no marketing, sales or distribution infrastructure. If we are unable to develop sales, marketing and distribution capabilities on our own or through collaborations, or if we fail to achieve adequate pricing or reimbursement, we will not be successful in commercializing our product candidates, if approved.

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If we are unable to obtain and maintain patent protection for our technology and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

•	An active trading market for our common shares may not continue to develop or be sustained, or be liquid enough for investors to resell our common shares quickly or at the market price.

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We are dependent on licensed intellectual property. If we were to lose our rights to licensed intellectual property, we may not be able to continue developing or commercializing our product candidates, if approved. If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates or technology from third parties or, in certain cases, we fail to meet certain development deadlines, we could lose license rights that are important to our business.

•	You may have fewer protections as a shareholder of our company, as the rights of shareholders under British Virgin Islands law differ from those of shareholders under U.S. law.

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We have previously identified material weaknesses in our internal control over financial reporting. We have concluded that as a result of actions taken during the year ended December 31, 2018, and the results of our testing over the design and operating effectiveness of controls, our remediation has been successful and the previously identified material weaknesses have been remediated as of December 31, 2018. If these or other material weaknesses exist in the future, we may not be able to accurately or timely report our financial condition or operating results, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

Corporate Information
We were incorporated as a business company limited by shares organized under the laws of the British Virgin Islands in September 2013. Our registered office is located at P.O. Box 173, Road Town, Tortola, British Virgin Islands and our telephone number is +1 (284) 852-3000. Our U.S. office and the office of our U.S. subsidiary is located at 215 Church Street, New Haven, Connecticut 06510 and our telephone number is (203) 404-0410. Our website address is www.biohavenpharma.com. The information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or in deciding whether to purchase our common shares.

We have six wholly owned subsidiaries, including Biohaven Pharmaceuticals, Inc., a Delaware corporation. We also expect to form one or more additional subsidiaries or move one of our existing subsidiaries to be incorporated under the laws of Ireland and resident for tax purposes in Ireland. We expect that an Irish subsidiary will be the principal operating company for conducting our business and the entity that will hold our intellectual property rights in certain of our product candidates. As a result, we expect that we will become subject to taxation in Ireland in the future.
We have proprietary rights to a number of trademarks used in this prospectus supplement, which are important to our business, including the Biohaven logo. Solely for convenience, the trademarks and trade names in this prospectus supplement are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this prospectus supplement are the property of their respective owners.
RECENT DEVELOPMENTS
In April 2019, we sold 2,495 Series A preferred shares (the “Series A Preferred Shares”) to RPI Finance Trust (“RPI”) at a price of $50,100 per preferred share pursuant to a Series A preferred share purchase agreement (the “Preferred Share Agreement”). The gross proceeds from the transaction with RPI were $125 million, with $105 million of the proceeds used to purchase a priority review voucher issued by the United States Secretary of Health and Human Services to potentially expedite the regulatory review of the NDA for the ODT formulation of rimegepant and the remainder of the proceeds to be used for other general corporate purposes. Pursuant to the Preferred Share Agreement, we may issue additional Series A Preferred Shares to RPI in up to three additional closings for an aggregate amount of $75 million subject to the acceptance by the FDA of both NDAs with respect to the tablet formulation of rimegepant and the NDA with respect to the ODT formulation of rimegepant. Subject to the satisfaction of the applicable conditions under the Preferred Share Agreement, the issuance of additional Series A Preferred Shares is entirely at the Company’s option, and the Company is not obligated to issue any additional Series A Preferred Shares.
Certain redemption rights are applicable to our outstanding Series A Preferred Shares in certain circumstances.

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If a Change of Control (as defined in our memorandum and article of association) occurs on or before October 5, 2019, we will have the option to redeem the Series A Preferred Shares for one point five times (1.5x) the original purchase price of the Series A Preferred Shares upon the consummation of the Change of Control. If we do not elect to redeem the Series A Preferred Shares for 1.5x the original purchase price at the consummation of such Change of Control, then we would be required to redeem the Series A Preferred Shares for two times (2x) the original purchase price, payable in equal quarterly installments following consummation of the Change of Control through December 31, 2024.

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If a Change of Control occurs after October 5, 2019 and the Series A Preferred Shares have not previously been redeemed, we must redeem the Series A Preferred Shares for two times (2x) the original purchase price of the Series A Preferred Shares payable in a lump sum at the closing of the Change of Control or in equal quarterly installments following the closing of the Change of Control through December 31, 2024.

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If an NDA for rimegepant is not approved by December 31, 2021, the holder of the Series A Preferred Shares has the option at any time thereafter to require us to redeem the Series A Preferred Shares for one point two times (1.2x) the original purchase price of the Series A Preferred Shares.

•	If no Change of Control has been announced, the Series A Preferred Shares have not previously been redeemed and (i) rimegepant is approved on or before December 31, 2024, following approval and starting one-year after approval, we must redeem the Series A Preferred Shares for two times (2x) the original purchase price, payable in a lump sum or in equal quarterly installments through December 31, 2024 (provided that if rimegepant is approved in 2024, the entire redemption amount must be paid by December 31, 2024) or (ii) rimegepant is not approved by December 31, 2024, we must redeem the Series A Preferred Shares for two times (2x) the original purchase price on December 31, 2024.

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We may redeem the Series A Preferred Shares at our option at any time for two times (2x) the original purchase price, which redemption price may be paid in a lump sum or in equal quarterly installments through December 31, 2024.

•	Under all circumstances, the Series A Preferred Shares are required to be redeemed by December 31, 2024.
In the event that we default on any obligation to redeem Series A Preferred Shares when required, the redemption amount shall accrue interest at the rate of eighteen percent (18%) per annum. If any such default continues for at least one year, the holders of such shares shall be entitled to convert, subject to certain limitations, such Series A Preferred Shares into common shares, with no waiver of their redemption rights.
Based on the redemption provisions described above, we have concluded the Series A Preferred Shares are a mandatorily redeemable instrument and classified them as a liability. We initially measured the liability at fair value and subsequently will accrete the carrying value to the redemption value through interest expense using the effective interest rate method.

THE OFFERING

Common shares offered	6,976,745 shares

Common shares outstanding after this offering	51,259,739 shares (or 52,306,250 shares if the underwriters exercise their option to purchase additional shares in full)

Option to purchase additional shares	We have granted the underwriters the option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,046,511 additional common shares.

Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase up to an additional 1,046,511 shares, will be approximately $281.1 million, based on the public offering price of $43.00 per share.
We anticipate that the net proceeds from this offering, together with our existing cash, will be used to:
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advance and expand the development of our CGRP receptor antagonist platform, including our planned regulatory filings, including our NDA submissions for rimegepant;
•    advance and expand the development of glutamate modulation platform product candidates and continue development of our MPO platform; and
•    for working capital and other corporate purposes, including satisfaction of any of our milestone payment obligations under our license agreements.
See “Use of Proceeds” on page S-17 for additional information.

Risk Factors
See “Risk Factors” on page S-14 of this prospectus supplement and the “Risk Factors” sections included our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, which are incorporated by reference herein, for a discussion of factors to consider carefully before deciding to invest in our common shares.

NYSE symbol	BHVN
The number of common shares that will be outstanding after this offering is based on 44,282,994 common shares outstanding as of March 31, 2019, and excludes:

•	7,923,334 common shares issuable upon the exercise of stock options outstanding as of March 31, 2019, at a weighted average exercise price of $18.23 per share;

•	221,751 common shares issuable upon the exercise of warrants outstanding as of March 31, 2019, at a weighted average exercise price of $9.68 per share;

•	1,909,608 common shares reserved for future issuance of stock option grants under our 2017 Equity Incentive Plan, or the 2017 Plan, as of March 31, 2019 (of which we granted stock options to purchase an aggregate of 345,000 common shares, at a weighted average exercise price of $58.23 per share, subsequent to March 31, 2019); and

•
1,141,691 common shares reserved for future issuance under our 2017 Employee Share Purchase Plan, or ESPP, as of March 31, 2019 as well as any automatic increases in the number of common shares reserved for issuance under the 2017 Plan and the ESPP after the date of this prospectus supplement.

Except as otherwise indicated herein, all information in this prospectus supplement, including the number of shares that will be outstanding after this offering, assumes:

•	no exercise of the outstanding options and warrants described above; and

•	no exercise of the underwriters' option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth our summary consolidated financial data as of and for the periods presented. We have derived the consolidated statement of operations data for the years ended December 31, 2016, 2017 and 2018 from our audited consolidated financial statements included in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement. We have derived the consolidated statement of operations data for the three months ended March 31, 2018 and 2019 and the consolidated balance sheet data as of March 31, 2019 from our unaudited condensed consolidated financial statements included in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in the future. This information is only a summary and should be read together with our consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2016	2017	2018	2018	2019
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$55,529	$89,441	$189,951	$75,579	$41,003
General and administrative	5,109	18,141	34,603	7,857	13,462
Total operating expenses	60,638	107,582	224,554	83,436	54,465
Loss from operations	(60,638)	(107,582)	(224,554)	(83,436)	(54,465)
Other income (expense):
Interest expense	(385)	(906)	(38)	—	—
Non-cash interest expense on liability related to sale of future royalties	—	—	(11,726)	—	(6,813)
Change in fair value of warrant liability	154	(3,241)	(1,182)	(1,182)	—
Change in fair value of derivative liability	(65)	512	—	—	—
Change in fair value of contingent equity liability	(2,263)	(13,082)	—	—	—
Loss from equity method investment	(247)	(1,885)	(2,808)	(728)	(900)
Other	—	—	(147)	(29)	(17)
Total other income (expense), net	(2,806)	(18,602)	(15,901)	(1,939)	(7,730)
Loss before provision for income taxes	(63,444)	(126,184)	(240,455)	(85,375)	(62,195)
Provision for income taxes	90	1,006	467	87	109
Net loss	(63,534)	(127,190)	(240,922)	(85,462)	(62,304)
Less: Net (income) loss attributable to non‑controlling interests	143	—	—	—	—
Accretion of beneficial conversion feature on Series A preferred shares	—	(12,006)	—	—	—
Net loss attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.	$(63,677)	$(139,196)	$(240,922)	$(85,462)	$(62,304)
Net loss per share attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted(1)	$(5.05)	$(5.00)	$(6.15)	$(2.32)	$(1.41)
Weighted average common shares outstanding — basic and diluted(1)	12,608,366	27,845,576	39,188,458	36,793,090	44,242,070
________________

(1)
See Note 15 to our audited consolidated financial statements included in our most recent Annual Report on Form 10-K and Note 10 to our unaudited condensed consolidated financial statements included in our most recent Quarterly Report on Form 10‑Q, which are incorporated by reference into this prospectus supplement, for further details on the calculation of basic and diluted net loss per share attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.

	As of March 31, 2019
	Actual	As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$217,407	$498,507
Working capital(1)	203,680	484,780
Total assets	245,080	526,180
Liability related to sale of future royalties, net	124,332	124,332
Total liabilities	148,069	148,069
Total shareholders’ equity	97,011	378,111
________________

(1)	We define working capital as current assets less current liabilities.

(2)
The as adjusted balance sheet data give effect to our issuance and sale of 6,976,745 common shares in this offering at the public offering price of $43.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS
Investing in our common shares involves a high degree of risk. Before you invest in our common shares, you should carefully consider the risks described below, as well as general economic and business risks and the other information in this prospectus supplement and in the documents incorporated by reference herein, including those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. The occurrence of any of the events or circumstances described below or other adverse events could have a material adverse effect on our business, results of operations and financial condition and could cause the trading price of our common shares to decline. Additional risks or uncertainties not presently known to us or that we currently deem immaterial may also harm our business. Any of the following risks as well as the risks discussed in the documents incorporated by reference herein, could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our common shares to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained or incorporated by reference in this prospectus supplement, including our financial statements and the related notes thereto. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely affect our business.
Risks related to this offering and ownership of our common shares
If you purchase common shares in this offering, you will suffer immediate dilution of your investment.
The public offering price of our common shares is substantially higher than the net tangible book value per share. Therefore, if you purchase common shares in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the public offering price of $43.00 per share, you will experience immediate dilution of $35.62 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price.
In addition, as of March 31, 2019, we had outstanding stock options to purchase an aggregate of 7,923,334 common shares at a weighted average exercise price of $18.23 per share and outstanding warrants to purchase an aggregate of 221,751 common shares at a weighted average exercise price of $9.68 per share. The warrants were exercised in March 2019 and settled in common shares after March 31, 2019. In addition, we issued stock options to purchase 345,000 common shares, at a weighted average exercise price of $58.23 per share, subsequent to March 31, 2019. To the extent these outstanding options or warrants are exercised, there will be further dilution to investors in this offering.
Sales of a substantial number of our common shares in the public market could occur at any time. This could cause the market price of our common shares to drop significantly, even if our business is doing well.
Sales of a substantial number of our common shares in the public market could occur at any time, subject to the restrictions and limitations described below. If we issue additional shares, or our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market, the market price of our common shares could decline significantly.
Upon the closing of this offering, based upon the number of shares outstanding as of March 31, 2019, we will have 51,259,739 outstanding common shares. These shares, including the 6,976,745 shares sold in this offering, will be freely tradable, subject, in the case of our affiliates, to the conditions of Rule 144 under the Securities Act of 1933.

Our officers and directors are subject to contractual lock‑up agreements with the underwriters for this offering for 30 days following this offering. The lead underwriters of this offering may release these shareholders from their lock-up agreements at any time and without notice, which would allow for earlier sales of shares in the public market subject to the conditions of Rule 144 under the Securities Act of 1933.
In addition, we have filed registration statements on Form S-8 registering the issuance of approximately 14.6 million common shares subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under this registration statement on Form S-8 are available for sale in the public market subject to vesting arrangements and exercise of options, the lock-up agreements described above and, in the case of our affiliates, the restrictions of Rule 144.
Additionally, certain holders of our common shares, or their transferees, have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. If we were to register the resale of these shares, they could be freely sold in the public market without limitation. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common shares could decline.
We will have broad discretion in the use of our existing cash, including the proceeds from this offering, and may invest or spend our cash in ways with which you do not agree and in ways that may not increase the value of your investment.
We will have broad discretion over the use of our cash, including the proceeds from this offering. You may not agree with our decisions, and our use of cash may not yield any return on your investment. We expect to use the net proceeds from this offering, together with our existing cash, to advance and expand the development of our CGRP receptor antagonist platform, including our planned FDA filings, and glutamate modulation platform product candidates, continue development of our MPO platform and for working capital and general corporate purposes, including satisfaction of any of our milestone payment obligations under our license agreements. In addition, we may use a portion of the proceeds from this offering to pursue our strategy to in-license or acquire additional drug candidates. Our failure to apply the net proceeds from this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, on our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.
Sales of our common shares through this or other equity offerings could trigger a limitation on our ability to use our net operating losses and tax credits in the future.
The Tax Reform Act of 1986 limits the annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership of a company. In the event we have certain changes in ownership, the annual utilization of such carryforwards could be limited. This or other equity issuances could trigger a limitation on our ability to use our net operating loss and tax credit carryforwards in the future under Sections 382 and 383 of the Internal Revenue Code as enacted by the Tax Reform Act of 1986.

INFORMATION REGARDING FORWARD‑LOOKING STATEMENTS
This prospectus supplement contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this prospectus supplement are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our plans to develop and commercialize our product candidates;

•
our ongoing and planned clinical trials for our rimegepant, troriluzole (previously referred to as trigriluzole or BHV-4157), BHV-0223, BHV-3500, BHV-5000 and verdiperstat (previously referred to as BHV-3241) development programs;

•	the timing of the availability of data from our clinical trials;

•	the timing of our planned regulatory filings, including our planned NDA submission for rimegepant;

•	the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

•	the clinical utility of our product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our intellectual property position; and

•	our estimates regarding future revenues, expenses and needs for additional financing.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the headings “Risk Factors” in this prospectus supplement, in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2019 and in our annual report on Form 10-K for the year ended December 31, 2018. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations.
You should read this prospectus supplement and the documents that we reference in this prospectus supplement and have filed with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to the registration statement of which this prospectus supplement is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of common shares in this offering will be approximately $281.1 million, or approximately $323.4 million if the underwriters exercise their option to purchase additional shares in full, based on the public offering price of $43.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We currently estimate that we will use the net proceeds from this offering, together with our existing cash, to:

•	advance and expand the development of our CGRP receptor antagonist platform, including our planned regulatory filings, including our planned NDA submissions for rimegepant;

•	advance and expand the development of glutamate modulation platform product candidates and continue development of our myeloperoxidase platform; and

•	for working capital and other corporate purposes, including satisfaction of any of our milestone payment obligations under our license agreements.
In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.
This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs.
Based on our current operational plans and assumptions, we expect that the net proceeds from this offering, together with our existing cash, will be sufficient to fund our operations for at least the next 12 months. However, our plans and assumptions could be wrong, and we may need to raise additional capital in order to complete our planned and ongoing trials and any potential future trials that may be required by regulatory authorities. We may need to raise additional capital through public and private equity offerings, debt financings, strategic partnerships, alliances and licensing arrangements, or a combination of the above.
Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending these uses, we plan to hold these net proceeds in non-interest bearing accounts, with the goal of capital preservation and liquidity so that such funds are readily available to fund our operations.

DIVIDEND POLICY
We have never declared or paid any dividends on our common shares. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

CAPITALIZATION
The following table sets forth our cash and our capitalization as of March 31, 2019:

•	on an actual basis; and

•
an as adjusted basis to give effect to our issuance and sale of 6,976,745 common shares in this offering at the public offering price of $43.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our condensed consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2019
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash	$217,407	$498,507

Liability related to sale of future royalties, net	$124,332	$124,332
Shareholders’ equity:
Common shares, no par value; 200,000,000 shares authorized, 44,282,994 shares issued and outstanding, actual; 200,000,000 shares authorized, 51,259,739 shares issued and outstanding, as adjusted	556,345	837,445
Additional paid-in capital	46,538	46,538
Accumulated deficit	(505,872)	(505,872)
Total shareholders’ equity	97,011	378,111
Total capitalization	$221,343	$502,443
The number of common shares outstanding in the table above does not include:

•	7,923,334 common shares issuable upon the exercise of stock options outstanding as of March 31, 2019, at a weighted average exercise price of $18.23 per share;

•	221,751 common shares issuable upon the exercise of warrants outstanding as of March 31, 2019, at a weighted average exercise price of $9.68 per share;

•
1,909,608 common shares reserved for future issuance of stock option grants under our 2017 Equity Incentive Plan, or the 2017 Plan, as of March 31, 2019 (of which we granted stock options to purchase an aggregate of 345,000 common shares, at a weighted average exercise price of $58.23 per share, subsequent to March 31, 2019); and

•
1,141,691 common shares reserved for future issuance under our 2017 Employee Share Purchase Plan, or ESPP, as of March 31, 2019 as well as any automatic increases in the number of common shares reserved for issuance under the 2017 Plan and the ESPP after the date of this prospectus supplement.

DILUTION
If you invest in our common shares in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per common share and the as adjusted net tangible book value per common share immediately after this offering.
Our historical net tangible book value as of March 31, 2019 was $97.0 million, or $2.19 per common share. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 44,282,994 common shares outstanding as of March 31, 2019.
After giving effect to the issuance and sale of 6,976,745 common shares in this offering at the public offering price of $43.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2019 would have been $378.1 million, or $7.38 per common share. This represents an immediate increase in as adjusted net tangible book value of $5.19 per share to existing shareholders and immediate dilution in as adjusted net tangible book value of $35.62 per share to new investors purchasing common shares in this offering. The following table illustrates this per share dilution:

Public offering price per share		$43.00
Historical net tangible book value per share as of March 31, 2019	$2.19
Increase in as adjusted net tangible book value per share attributable to this offering	5.19
As adjusted net tangible book value per share after this offering		7.38
Dilution per share to new investors purchasing common shares in this offering		$35.62
If the underwriters exercise their option to purchase additional shares in this offering in full, the as adjusted net tangible book value per share after this offering would be $8.04 per share and the dilution in as adjusted net tangible book value per share to new investors purchasing common shares in this offering would be $34.96 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The table and discussion above do not include:

•	7,923,334 common shares issuable upon the exercise of stock options outstanding as of March 31, 2019, at a weighted average exercise price of $18.23 per share;

•	221,751 common shares issuable upon the exercise of warrants outstanding as of March 31, 2019, at a weighted average exercise price of $9.68 per share;

•
1,909,608 common shares reserved for future issuance of stock option grants under our 2017 Plan as of March 31, 2019 (of which we granted stock options to purchase an aggregate of 345,000 common shares, at a weighted average exercise price of $58.23 per share, subsequent to March 31, 2019); and

•
1,141,691 common shares reserved for future issuance under our ESPP as of March 31, 2019 as well as any automatic increases in the number of common shares reserved for issuance under the 2017 Plan and the ESPP after the date of this prospectus supplement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS
The following is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common shares by a U.S. holder (as defined below). This summary addresses only the U.S. federal income tax considerations for U.S. holders that are initial purchasers of our common shares pursuant to this offering and that will hold such common shares as capital assets for U.S. federal income tax purposes. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a U.S. holder of our common shares that may be subject to special tax rules including, without limitation, the following:

•	banks, financial institutions or insurance companies;

•	brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons that hold the common shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•
partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold the common shares through such an entity;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders that own directly, indirectly, or through attribution 10% or more of the voting power or value of our common shares;

•	persons required under Section 451(b) of the Code to conform to the timing of income accruals with respect to our common shares;

•	U.S. holders that have a “functional currency” for U.S. federal income tax purposes other than the U.S. dollar; and

•	investors in this offering who are existing shareholders of our company.
Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of our common shares.
This description is based on the Code; existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder; and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. No ruling has been or will be obtained from the U.S. Internal Revenue Service, or the IRS, regarding the matters discussed herein, so there can be no assurances that the IRS will not take a contrary or different position concerning the tax consequences of the acquisition, ownership and disposition of our common shares or that such a position would not be sustained. U.S. holders are urged to consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares in their particular circumstances.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of our common shares that is (or is treated as), for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the U.S. federal income tax consequences relating to an investment in the common shares will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations of acquiring, owning and disposing of our common shares in its particular circumstances.
As indicated below, this discussion is subject to U.S. federal income tax rules applicable to a “passive foreign investment company,” or a PFIC. In addition, U.S. holders that own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value could be subject to adverse U.S. federal income tax consequences pursuant to the controlled foreign corporation rules due to our ownership of one or more U.S. subsidiaries. Such prospective U.S. holders should consult with their tax advisors as to the tax consequences of acquiring, owning and disposing of our common shares.
Persons considering an investment in our common shares are urged to consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of our common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.
Tax Residence
Generally, for U.S. federal tax purposes, a corporation is considered a “domestic corporation” if it is incorporated or organized in the United States, and a “foreign corporation” if it is incorporated or organized in a non-U.S. jurisdiction. Because we are a British Virgin Islands incorporated entity, we would be classified as a foreign corporation under these general rules. Section 7874 of the Code, or Section 7874, however, contains rules that can result in a foreign corporation being treated as a domestic corporation for U.S. federal tax purposes. Under Section 7874, a foreign corporation will nevertheless be treated as a domestic corporation for U.S. federal tax purposes if (1) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a domestic corporation (including the indirect acquisition of assets by acquisition of all the outstanding shares of a domestic corporation), (2) the shareholders of the acquired domestic corporation hold at least 80% (by either vote or value) of the shares of the acquiring foreign corporation after the acquisition by reason of holding shares in the acquired domestic corporation (including the receipt of the foreign corporation’s shares in exchange for the domestic corporation’s shares) (the “ownership test”), and (3) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities. For purposes of Section 7874, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the shares by vote and value.

On December 31, 2016, we entered into an agreement with the stockholders of Biohaven Pharmaceuticals, Inc., a Delaware corporation, or BPI, to purchase all of the outstanding capital stock of BPI for an aggregate purchase price of $0.6 million, payable by the issuance of promissory notes to each BPI stockholder (see “Certain Relationships and Related Party Transactions-Transactions with Biohaven Pharmaceuticals, Inc.”). Although we and BPI had certain shareholders in common before December 31, 2016, based on the rules for determining share ownership under Section 7874, we believe the stockholders of BPI owned less than 80% of our shares. Accordingly, we do not believe that this transaction meets the ownership test under Section 7874 and therefore do not believe that we should be treated as a domestic corporation for U.S. federal tax purposes. However, the tax law in this area could be changed, including changed on a retroactive basis, and the application of Section 7874 to our acquisition of BPI could substantially increase our effective tax rate. The remainder of this discussion assumes that we are properly classified as a foreign corporation for U.S. federal tax purposes.
Distributions
Although we do not currently plan to pay dividends, and subject to the discussion under “Passive Foreign Investment Company Considerations,” below, a U.S. holder generally will be required to treat the gross amount of any distribution actually or constructively received with respect to our common shares as a dividend to the extent of the U.S. holder’s pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits generally will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in the common shares. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as either long-term or short-term capital gain depending upon whether the U.S. holder has held the common shares for more than one year as of the time such distribution is received. However, since we may not calculate our earnings and profits under U.S. federal income tax principles, a U.S. holder should assume that any distribution with respect to our common shares will constitute ordinary dividend income.
Non-corporate U.S. holders may qualify for the preferential rates of taxation with respect to dividends on our common shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below) if we are a “qualified foreign corporation” and certain other requirements (discussed below) are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on shares of stock that are readily tradable on an established securities market in the United States. Our common shares are, and we expect that they will continue to be, listed and readily tradable on the New York Stock Exchange, which is an established securities market in the United States. However, there can be no assurance that our common shares will be considered readily tradable on an established securities market in the United States in later years. If they are, and subject to the discussion under “Passive Foreign Investment Company Considerations,” below, such dividends paid by us will generally be “qualified dividend income” in the hands of individual U.S. holders, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Any dividend income that a U.S. holder realizes generally will be treated as foreign source income for foreign tax credit limitation purposes and generally will constitute passive category income.
Sale, Exchange or Other Taxable Disposition of our Common Shares
A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our common shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange (i.e., the amount of cash plus the fair market value of any property received) and the U.S. holder’s tax basis for those common shares. Subject to the discussion under “Passive Foreign Investment Company Considerations,” below, this gain or loss will generally be a capital gain or loss. The initial tax basis in the common shares generally will be equal to the cost of such common shares. Capital gain from the sale, exchange or other taxable disposition of our common shares by a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder’s holding period determined at the time of such sale, exchange or other taxable disposition for such common shares exceeds one year (i.e., such gain is long-term taxable gain and will be taxable at ordinary income rates if not long-term capital gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. U.S. holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.
Medicare Tax
Certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of our common shares. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common shares.
Passive Foreign Investment Company Considerations
We do not believe we were a PFIC for our taxable year ended December 31, 2018 and based on the current and anticipated value of our assets and the composition of our income, assets and operations, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and therefore we cannot provide any assurance regarding our PFIC status for any past, current or future taxable years. A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either (i) at least 75% of its gross income is passive income; or (ii) at least 50% of the average quarterly value of its total gross assets (which may be determined in part by reference to the quarterly market value of our common shares, which may be volatile) is attributable to assets that produce passive income or are held for the production of passive income. Moreover, for purposes of determining if a non-U.S. corporation is a PFIC, if the non-U.S. corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation.
The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies which in some circumstances are unclear and subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our shares from time to time, which may fluctuate considerably. Under the income and asset tests, our status as a PFIC depends on the composition of our income and assets which, in our current and future taxable years, we may not be able to control, for example, with respect to income and assets attributed to us from entities owned 25% or more by us. The composition of our income and assets is also affected by how, and how quickly, we spend the cash we raise in any offering, including this offering. Our U.S. counsel expresses no opinion with respect to our PFIC status for our taxable year ended December 31, 2018, and also expresses no opinion with regard to our expectations regarding our PFIC status in the future.
If we are classified as a PFIC for any taxable year during which a U.S. holder owns our common shares, the U.S. holder, absent certain elections (including the Purging Election, Mark-to-Market Election, and QEF Election, each described below), generally will be subject to special, adverse tax rules (regardless of whether we continue to be classified as a PFIC) with respect to (a) any “excess distribution” (generally, any distributions received by the U.S. holder on its common shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for its common shares) and (b) any gain realized from a sale or other disposition (including a pledge) of its common shares. Under these special tax rules (i) the excess distribution or gain will be allocated ratably over a U.S. holder’s holding period for the common shares, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. If we are classified as a PFIC in any year with respect to which a U.S. holder owns our common shares, we will, absent certain elections, continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder owns our common shares, regardless of whether we continue to meet the tests described above.
Certain elections may be available to a U.S. holder that would result in alternative treatments. If we are a PFIC at any time when a U.S. holder holds our common shares, we will generally continue to be treated as a PFIC with respect to the U.S. holder for all succeeding years during which the U.S. holder holds our common shares even if we cease to qualify as a PFIC under the income and asset tests described above. However, if we cease to meet these tests, a U.S. holder can avoid the continuing impact of the PFIC rules by making a special election (a “Purging Election”) to recognize gain in the manner described above as if our common shares had been sold on the last day of the last taxable year during which we were a PFIC. Accordingly, a Purging Election may accelerate the recognition of income without a corresponding receipt of cash. In addition, for a U.S. holder making such an election, a new holding period would be deemed to begin for our common shares for purposes of the PFIC rules. After the Purging Election, the common shares with respect to which the Purging Election was made would not be treated as shares in a PFIC unless we were subsequently to qualify as a PFIC. U.S. holders should consult their tax advisers regarding the potential availability of a Purging Election that would allow them to eliminate PFIC status under certain circumstances.
In certain circumstances, a U.S. holder of shares in a PFIC may alleviate some of the adverse tax consequences described above by making a “qualified electing fund” election (a “QEF Election”) to include in income its pro rata share of the corporation’s income on a current basis. Accordingly, a QEF Election would accelerate the recognition of income without a corresponding receipt of cash. However, a U.S. holder may make a QEF Election with respect to our common shares only if we agree to furnish such U.S. holder annually with a PFIC annual information statement as specified in the applicable U.S. Treasury Regulations. We currently do not intend to prepare or provide the information that would enable U.S. holders to make a QEF Election if we are treated as a PFIC for any taxable year, and prospective investors should assume that a QEF Election will not be available.
Alternatively, a U.S. holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election (the “Mark-to-Market Election”) with respect to such stock to elect out of the tax treatment discussed above. A Mark-to-Market Election generally is effective for the taxable year in which it is made and all subsequent years and cannot be revoked without the consent of the IRS. An electing U.S. holder generally would take into account as ordinary income, for each year that we are a PFIC, the excess of the fair market value of our common shares held at the end of the taxable year over the U.S. holder’s adjusted tax basis in such common shares at that time. Accordingly, a Mark-to-Market Election may accelerate the recognition of income without a corresponding receipt of cash. The U.S. holder would also take into account, as an ordinary loss for each year that we are a PFIC, the excess of the U.S. holder’s adjusted tax basis in such common shares at the end of the taxable year over the fair market value of the shares at that time, but only to the extent of the aggregate of the amounts previously included in income as a result of the Mark-to-Market Election. The U.S. holder’s tax basis in our common shares would be adjusted to reflect any income or loss resulting from the Mark-to-Market Election. Any gain from a sale, exchange or other disposition of the common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss to the extent of any net mark-to-market gains previously included in income and thereafter as capital loss. If, after having been a PFIC for one or more taxable years, we cease to be classified as a PFIC, the U.S. holder would not be required to take into account any latent gain or loss in the manner described above and any realized gain or loss would be classified as a capital gain or loss. A Mark-to-Market Election will not apply to our common shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any subsidiary that we own. A Mark-to-Market Election is available to a U.S. holder only if the common shares are considered “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury Regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We expect that our common shares will be marketable stock as long as they remain listed on the New York Stock Exchange and are regularly traded. There can be no assurance that our common shares will continue to be so traded. U.S. holders should consult their tax advisers regarding the availability and advisability of making a Mark-to-Market Election in their particular circumstances.
Moreover, if we are treated as a PFIC with respect to any taxable year, to the extent any of our subsidiaries are also PFICs, a U.S. holder may be deemed to own shares in such lower-tier PFICs, and an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries. U.S. holders are urged to consult their own tax advisors regarding the application of the PFIC rules to any of our subsidiaries.
If we are a PFIC with respect to a U.S. holder of our common shares, such U.S. holder will generally be required to file an annual information return on IRS Form 8621 with respect to our common shares and the shares of any of our subsidiaries that also qualify as a PFIC. U.S. holders should consult their own tax advisers concerning annual filing requirements.
NO ASSURANCE CAN BE GIVEN REGARDING OUR PFIC STATUS FOR ANY PAST, CURRENT OR FUTURE TAXABLE YEARS. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.
Backup Withholding and Information Reporting
U.S. holders generally will be subject to information reporting requirements with respect to dividends on our common shares and on the proceeds from the sale, exchange or disposition of our common shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an “exempt recipient.” In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Asset Reporting
Certain U.S. holders (and to the extent provided in IRS guidance, certain non-U.S. holders) who hold interests in “specified foreign financial assets” (as defined in Section 6038D of the Code) are generally required to file an IRS Form 8938 as part of their U.S. federal income tax returns with information relating to such assets for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable IRS guidance). “Specified foreign financial assets” generally include, among other assets, financial accounts maintained by foreign financial institutions, and our common shares, unless the shares are held through an account maintained by a financial institution. Substantial penalties may apply to any failure to timely file a complete and correct IRS Form 8938. Additionally, in the event an applicable U.S. holder (and to the extent provided in IRS guidance, a non-U.S. holder) that is required to file IRS Form 8938 either fails to file or fails to report a relevant asset, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. Prospective investors are encouraged to consult with their own tax advisors regarding the possible reporting obligations under these and other disclosure requirements in light of their individual circumstances.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of common shares indicated in the following table. Goldman Sachs & Co. LLC and Piper Jaffray & Co. are the representatives of the underwriters.

Underwriters	Number of Common Shares
Goldman Sachs & Co. LLC	3,348,838
Piper Jaffray & Co.	1,883,721
Cantor Fitzgerald & Co.	767,442
William Blair & Company, L.L.C.	697,675
Oppenheimer & Co. Inc.	279,069
Total	6,976,745
The underwriters are committed to take and pay for all of the common shares being offered, if any are taken, other than the common shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,046,511 common shares from us to cover sales by the underwriters of a greater number of common shares than the total number set forth in the table above. They may exercise that option for 30 days. If any common shares are purchased pursuant to this option, the underwriters will severally purchase common shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,046,511 additional common shares.

	No Exercise	Full Exercise
Per Share	$2.58	$2.58
Total	$18,000,002	$20,700,000
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $900,000.
Common shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.548 per share from the public offering price. After the initial offering of the common shares, the representatives may change the offering price and the other selling terms. The offering of the common shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and all of our directors and officers have agreed that, without the prior written consent of Goldman Sachs & Co. LLC and Piper Jaffray & Co. on behalf of the underwriters, we and they will not, during the period beginning on the date of this prospectus supplement and ending 60 days, in the case of the company, or 30 days, in the case of our directors and officers, after the date of this prospectus supplement, or the restricted period:

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offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

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enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares or any security convertible into common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise, or publicly disclose the intention to do any of the foregoing. In addition, without the prior written consent of the representatives on behalf of the underwriters, (i) our directors and officers will not, during the restricted period, make any demand for, or exercise any right, or publicly disclose such person's intention to make any demand or exercise any right, with respect to the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares and (ii) we will not file any registration statement with the Securities and Exchange Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares. In addition, our directors and officers agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of each such person’s common shares except in compliance with the below restrictions.
The restrictions described in the preceding paragraphs are subject to certain exceptions, including, but not limited to:

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transactions relating to our common shares or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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transfers of common shares or any security convertible into common shares to an immediate family member or a trust for the direct or indirect benefit of the director or officer or such immediate family member of the director or officer, provided that each transferee signs and delivers a lock-up agreement, and provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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transfers of common shares or any security convertible into common shares as a bona fide gift or charitable contribution, provided that each transferee signs and delivers a lock-up agreement, and provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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transfers of common shares or any security convertible into common shares by will or intestacy, provided that each transferee signs and delivers a lock-up agreement, and provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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if the transferor is a corporation, partnership or other business entity, distributions of common shares or any security convertible into common shares to limited partners, members, shareholders or holders of similar equity interests in the transferor, provided that each distributee signs and delivers a lock-up agreement, and provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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if the transferor is a trust, transfers or distributions of common shares or any securities convertible into or exercisable or exchangeable for common shares to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, provided that each transferee signs and delivers a lock-up agreement, and provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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the exercise of a stock option granted under a stock incentive plan or stock purchase plan described in this prospectus supplement, and the receipt from the company of common shares upon such exercise, insofar as such option is outstanding as of the date of the lock-up agreement or the date of this prospectus supplement, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement, and provided that, if required, any public report or filing under Section 16 of the Exchange Act clearly indicates in the footnotes thereto that the filing relates to the exercise of a stock option, that no common shares were sold by the reporting person and that the common shares received upon exercise of the stock option are subject to a lock-up agreement with the underwriters;

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the disposition of common shares to us, or the withholding of common shares by us, in a transaction exempt from Section 16(b) of the Exchange Act solely to the extent required for the payment of taxes due with respect to the vesting or expiration of options or the vesting of restricted stock or restricted stock units granted under a stock incentive plan, stock purchase plan or pursuant to a contractual employment arrangement described in this prospectus supplement, insofar as such options, restricted stock or restricted stock units are outstanding as of the date of the lock-up agreement or the date of this prospectus supplement, provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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transfers to us in connection with the repurchase of common shares in connection with the termination of the director or officer’s employment with us pursuant to contractual agreements with us as in effect as of the date of this prospectus supplement, provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period;

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transfers of common shares or any security convertible into or exercisable or exchangeable for common shares pursuant to a domestic order, divorce decree or court order, provided that each transferee signs and delivers a lock-up agreement, and provided that, if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the transfer of such securities pursuant to a domestic order, divorce decree or court order, that no such securities were sold by the reporting person and that the securities so transferred are subject to a lock-up agreement with the underwriters;

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the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the director, officer or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period;

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transfers of common shares made pursuant to a written trading plan established prior to the date of the lock-up agreement in accordance with Rule 10b5-1 under the Exchange Act, provided that, to the extent a public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of the director, officer or us regarding a transfer pursuant to such plan, such announcement or filing shall include a statement to the effect that such transfer was made pursuant to such plan;

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a merger, consolidation or other similar transaction, occurring after the closing of the offering, in which all holders of the common shares may participate, involving a change of control of the company and approved by our board of directors, provided that, in the event that such change of control transaction is not completed, the person’s common shares shall remain subject to the restrictions contained in the lock-up agreement and title to the person’s common shares shall remain with the person (for purposes of the foregoing, “change of control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to this offering), of our voting securities if, after such transfer, such person or group of affiliated persons would hold at least 90% of our or the surviving entity’s outstanding voting securities);

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transfers of common shares in connection with a pledge thereof by a director or officer existing prior to the date of the lock-up agreement upon foreclosure upon such common shares or any sale or disposition in connection with such foreclosure, provided that, if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the transfer of such securities in connection with such foreclosure pursuant to such existing pledge arrangement; and

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transactions relating to common shares or other securities convertible or exercisable into common shares purchased in the offering, provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of common shares or any security convertible into common shares is required or voluntarily made during the restricted period.

The representatives, in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above at any time.
In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional common shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to cover the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase additional common shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional common shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relative Member State”) an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

•	To any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Bookrunners for any such offer; or

•	In any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer of our common shares shall result in a requirement for the publication by us or any Brazilian placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to public” in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.
This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom
In the United Kingdom, this prospectus supplement is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.
Canada
The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

VALIDITY OF COMMON SHARES
The validity of the common shares will be passed upon for us by Maples and Calder, our special British Virgin Islands counsel. Certain other legal matters will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Ropes & Gray LLP, Boston, Massachusetts.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10–K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC. Information filed with the SEC is available on the SEC’s website at http://www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we have filed and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available on the SEC’s website at http://www.sec.gov. We also maintain a website at www.biohavenpharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement.
This prospectus supplement is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website or our website, as provided above.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement and the accompanying prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001‑38080):

•	our Annual Report on Form 10 K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 8, 2019;

•	our Current Reports on Form 8-K filed with the SEC on March 18, 2019, April 8, 2019 and May 22, 2019; and

•
the description of our common shares contained in our Registration Statement on Form 8-A filed on May 1, 2017 and any amendments or reports filed with the SEC for the purpose of updating the description.

We are also incorporating by reference any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus supplement and the accompanying prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including exhibits to these documents. You should direct any requests for documents either in writing to Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, Connecticut 06510 or by calling us at (203) 404-0410.
You also may access these filings on our website at www.biohavenpharma.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement or any accompanying prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus supplement and the accompanying prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies, supersedes or replaces such statement.

PROSPECTUS
Common Shares
Preferred Shares
Depositary Shares
Debt Securities
Warrants
Rights
Purchase Contracts
Units
From time to time, we may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.
We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. The specific plan of distribution for any securities to be offered will also be provided in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with additional information described under “Where You Can Find Additional Information,” carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.
We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.
Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “BHVN.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” on page 4 of this prospectus, the “Risk Factors” section contained in the applicable prospectus supplement and the information included and incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2019

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement together are an offer to sell only the securities offered hereby and thereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of its date.

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.
As permitted under the rules of the SEC, this prospectus incorporates important business information about Biohaven Pharmaceutical Holding Company Ltd. that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information.” Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find Additional Information” and “Information We Incorporate by Reference.” Neither we nor any underwriters have authorized any other person to provide you with information other than the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making offers to sell the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Biohaven”, “we”, “us”, “our” or similar references mean Biohaven Pharmaceutical Holding Company Ltd.
Information contained or incorporated by reference in this prospectus or prospectus summary may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plans,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The matters described throughout this prospectus and in any exhibits to the registration statement of which this prospectus is a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and we have filed and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available on the SEC’s website at http://www.sec.gov. We also maintain a website at www.biohavenpharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus and any accompanying prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website or our website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (File No. 001‑38080):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 8, 2019;

•	our Current Reports on Form 8-K filed with the SEC on March 18, 2019, April 8, 2019 and May 22, 2019; and

•
the description of our common shares contained in our Registration Statement on Form 8-A filed on May 1, 2017 and any amendments or reports filed with the SEC for the purpose of updating the description.

We are also incorporating by reference any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents either in writing to Biohaven Pharmaceutical Holding Company Ltd., Attn: Corporate Secretary, 215 Church Street, New Haven, Connecticut 06510 or by calling us at (203) 404-0410.
You also may access these filings on our website at www.biohavenpharma.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

RISK FACTORS
An investment in our securities offered by this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, before purchasing any of our securities. See “Where You Can Find Additional Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to a specific offering of securities.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
We are a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Our product candidates are based on multiple mechanisms - calcitonin gene-related peptide, or CGRP, receptor antagonists, glutamate modulators and myeloperoxidase inhibition - which we believe have the potential to significantly alter existing treatment approaches across a diverse set of neurological indications with high unmet need in both large and orphan indications
Our principal executive offices are located at 215 Church Street, New Haven, Connecticut 06510. Our main telephone number is 203-404-0410, and our website is www.biohavenpharma.com.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of our securities for general corporate purposes unless otherwise specified in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL
The following descriptions are summaries of the material terms of our amended memorandum and articles of association. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the memorandum and articles of association. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our memorandum and articles of association, which is included as an exhibit to the registration statement of which this prospectus is part.
General
We are a company incorporated in the British Virgin Islands on September 25, 2013, and our affairs are governed by the provisions of our memorandum of association and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law.
Authorized Share Capital
Our memorandum and articles of association authorize us to issue up to 210,000,000 shares, divided into three classes as follows: 200,000,000 common shares, no par value, 3,992 Series A preferred shares, no par value (the “Series A Preferred Shares”) and 9,996,008 preferred shares, no par value. Our board of directors may establish the rights and preferences of the preferred shares from time to time. As of June 13, 2019, there were 44,524,869 common shares issued and outstanding, held of record by 58 shareholders, 2,495 Series A Preferred Shares issued and outstanding, held of record by a single shareholder, RPI Finance Trust (“RPI”) and no undesignated preferred shares issued and outstanding.
Common Shares
Holders of common shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors.
Holders of common shares are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to the preferential rights in respect of the Series A Preferred Shares or any other preferred shares. See “Dividend Policy.” Holders of common shares do not have any preemptive or other rights to subscribe for additional shares pursuant to our memorandum and articles of association.
All holders of common shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the company, subject to the preferential rights in respect of any preferred shares.
The memorandum and articles of association permit the board of directors to authorize the redemption, purchase or other acquisition of the common shares. All outstanding common shares are fully paid and nonassessable.
Holders of common shares have no conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common shares. The rights, preferences and privileges of the holders of common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares that we may designate in the future.
Preferred Shares
Our board of directors has the authority, without further action by our common shareholders, but subject to certain matters reserved to the Series A Preferred shareholders, to issue up to 9,996,008 preferred shares in one or more other series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common shares and the voting and other rights of the holders of our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of common shares until the board of directors determines the specific rights attached to the preferred shares.
Series A Preferred Shares
In April 2019, we sold 2,495 Series A Preferred Shares to RPI at a price of $50,100 per preferred share pursuant to a Series A preferred share purchase agreement (the “Preferred Share Agreement”). The gross proceeds from the transaction were $125 million, with $105 million of the proceeds used to purchase a priority review voucher issued by the United States Secretary of Health and Human Services to potentially expedite the regulatory review of the new drug application (“NDA”) for the orally dissolving tablet (“ODT”) formulation of rimegepant and the remainder of the proceeds to be used for other general corporate purposes. Pursuant to the Preferred Share Agreement, we may issue additional Series A Preferred Shares to RPI in up to three additional closings for an aggregate amount of $75 million subject to the acceptance by the U.S. Food and Drug Administration of both NDAs with respect to the tablet formulation of rimegepant and the NDA with respect to the ODT formulation of rimegepant. Subject to the satisfaction of the applicable conditions under the Preferred Share Agreement, the issuance of additional Series A Preferred Shares is entirely at our option, and we are not obligated to issue any additional Series A Preferred Shares.
Mergers and Similar Arrangements
Under the laws of the British Virgin Islands, or the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Business Companies Act, or the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.
While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.
A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.
Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.
Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to our memorandum and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.
The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.
After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.
A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.
A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.
Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.
Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30‑day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.
Our memorandum and articles of association include protections for the Series A Preferred Shareholders in the event that we wish to enter into a merger or consolidation which adversely affects the Series A Preferred Shares.
Shareholders’ Suits
There are both statutory and common law remedies available to our shareholders as a matter of BVI law. These are summarized below:
Prejudiced Members
A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, among other things, for an order that his shares be acquired, that he be provided compensation, that the court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our memorandum and articles of association be set aside.
Derivative Actions
Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the court, bring an action in the name of the company to redress any wrong done to it.
Just and Equitable Winding Up
In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.
Indemnification of Directors and Executive Officers and Limitation of Liability
Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.
These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti‑takeover Provisions in Our Memorandum and Articles of Association
Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Yet, under BVI law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as they believe in good faith to be in the best interests of our company and in accordance with directors’ duties under BVI law, which are summarized below.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self‑dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
Under BVI law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association. A shareholder has the right to seek damages for breaches of duties owed to us by our directors in addition to other relief.
Shareholder Action by Written Consent
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law allows for the same election to be made and we have eliminated the option for a written consent of our shareholders under our memorandum and articles of association (except for any class consent of the Series A Preferred Shares).
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Our memorandum and articles of association allow our shareholders holding not less than 10% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association provide that at least one meeting of shareholders must be held each year and our memorandum and articles of association do permit the chairman of the board of directors, the chief executive officer or a majority of the directors acting by resolution to call such meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under BVI law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote,

unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with cause, by a resolution of shareholders passed by sixty six and two-thirds percent (66 2/3%) of the then outstanding common shares entitled to vote generally at a meeting for the election of directors at a meeting called for the purpose of removing the director or for purposes including the removal of the director.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two‑tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. BVI law has no comparable statute. However, our memorandum and articles of association includes protections related to transactions with interested shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, subject to certain exceptions, the rights of any class or series of shares may be varied with the consent in writing of all the holders of the issued shares of such class or series or by resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by BVI, subject to certain amendments which would require the consent of the Series A Preferred Shares, our memorandum and articles of association may be amended by a resolution of shareholders passed by the holders of at least seventy-five percent (75%) of the then-outstanding shares and by a resolution of directors, subject to certain statutory restrictions. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

Transfer Agent and Registrar
The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Stock Exchange Listing
Our common shares are listed on the New York Stock Exchange under the trading symbol “BHVN.”

DESCRIPTION OF DEPOSITARY SHARES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the depositary shares and depositary receipts that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future depositary shares or depositary receipts we may offer under this prospectus, we will describe the particular terms of any depositary shares or depositary receipts that we may offer in more detail in the applicable prospectus supplement.
We will incorporate by reference into the registration statement of which this prospectus is a part the form of deposit agreement that describes the terms of the depositary shares and depositary receipts we may offer before the issuance thereof. The following summary is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement applicable to a particular offering of depositary shares or depositary receipts. We urge you to read any applicable prospectus supplement related to the depositary shares or depositary receipts that we sell under this prospectus, as well as the complete deposit agreement.
Description of Depositary Shares
We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred shares issued and deposited with a depositary to be designated by us. The fraction or the multiple of a share of preferred shares which each depositary share represents will be set forth in the applicable prospectus supplement.
We will deposit the preferred shares of any series of preferred shares represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred shares depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred shares in proportion to the applicable fraction or multiple of a share of preferred shares represented by the depositary share. These rights may include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.
Depositary Receipts
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.
While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.
Withdrawal of Preferred Shares
Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred shares and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial preferred shares will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole preferred shares the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred shares, the holder will not be entitled to re-deposit such preferred shares under the deposit agreement or to receive depositary shares in exchange for such preferred shares. We do not expect that there will be any public trading market for withdrawn preferred shares.
Dividends and Other Distributions
The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred shares, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.
Redemption of Depositary Shares
If the series of preferred shares represented by depositary shares is subject to redemption, we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred shares. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred shares and any other amounts per share payable with respect to the preferred shares multiplied by the fraction or multiple of a preferred share represented by one depositary share. Whenever we redeem preferred shares held by the depositary, the depositary will redeem the depositary shares representing the preferred shares on the same day, provided we have paid in full to the depositary the redemption price of the preferred shares to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.
After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.
Voting the Preferred Shares
Upon receipt of notice of any meeting at which the holders of preferred shares are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred shares. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the preferred shares underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange
The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred shares underlying the depositary shares are converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred shares, common shares, or other securities into which the preferred shares are to be converted or for which it will be exchanged.
The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per preferred share, multiplied by the fraction or multiple of a preferred share represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred shares on the exchange or conversion date and that have not been paid.
The depositary shares, as such, cannot be converted or exchanged into other preferred shares, common shares, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred shares represented by the depositary shares into other shares of our preferred shares or common shares or to exchange the preferred shares for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred shares using the same procedures as we use for the delivery of preferred shares. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.
Amendment and Termination of the Deposit Agreement
We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary, registrar or transfer agent, or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Shares”, to receive preferred shares and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.
The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred shares are convertible or exchangeable;

•	each share of preferred shares has been converted into or exchanged for common shares; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.
We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred shares underlying that holder’s depositary receipts.
Charges of Depositary and Expenses
We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.
Limitations on Our Obligations and Liability to Holders of Depositary Receipts
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct;

•
we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
Resignation and Removal of Depositary
The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of a notice of resignation or removal of the depositary, we will appoint a successor depositary.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.
The debt securities will be issued under an indenture between us and a trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.
General
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer’s certificate or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet), including the following terms, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	the aggregate principal amount of the debt securities being offered and any limit on the aggregate principal amount of such series of debt securities;

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities, including the terms of subordination, if any, of such guarantees;

•	the date or dates on which the principal of the securities of the series is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the dates from which interest will accrue, the interest payment dates and the record dates for the interest payments;

•
the place or places where principal of, and any interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	any mandatory or optional redemption terms;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•
any dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•
the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, and any interest on, the debt securities will be made;

•
if payments of principal of, any interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•
the manner in which the amounts of payment of principal of, or any interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•
any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents appointed with respect to the debt securities;

•
the provisions, if any, relating to conversion or exchange of any series of debt securities, including if applicable, the conversion or exchange price and period, the securities or other property into which the debt securities will be convertible, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed; and

•
any other terms of the series of debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon maturity or a declaration of acceleration of their maturity following an event of default pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the depositary, or a nominee of the depositary (we will refer to any such debt security as a “global debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth below, global debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Beneficial interests in global debt securities will not be issuable in certificated form unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture and we fail to appoint a successor depositary within 90 days of such event, (ii) we determine, in our sole discretion, not to have such securities represented by one or more global securities or (iii) any other circumstances shall exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement. Unless and until a global debt security is exchanged for certificated debt securities under the limited circumstances described in the previous sentence, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
No Protection In the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets
Biohaven may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person (a “successor person”) unless:

•	Biohaven is the surviving person or the successor person (if other than Biohaven) expressly assumes Biohaven’s obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.
Notwithstanding the above, any of Biohaven’s subsidiaries may consolidate with, merge into or transfer all or part of its properties to Biohaven.
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:

•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•
default in the performance or breach of any covenant by us in the indenture (other than defaults described above or defaults relating to a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Biohaven; and

•	any other event of default provided with respect to a series of debt securities that is described in the applicable prospectus supplement.
No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
If an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the securities of any series or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•
the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;

•
such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;

•	the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and

•
no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest on, that debt security on or after the due dates expressed in that debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture from our principal executive officer, principal financial officer or principal accounting officer. If a default or event of default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver
We and the trustee may modify and amend or supplement the indenture or the debt securities of one or more series without the consent of any holder of any debt security:

•	to add guarantees with respect to debt securities of a series or secure debt securities of a series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of any series of debt securities;

•	to comply with the applicable procedures of the applicable depositary;

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not materially adversely affect the rights of any holder of debt securities;

•
to conform any supplement to the indenture for a series of securities or the securities of a series to the description of securities for such series in the prospectus supplement or offering document with respect to such series;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•
to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; and

•	for certain other reasons set forth in any prospectus supplement.
We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•
reduce the principal of, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•
waive a default in the payment of the principal of, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or any interest on, any debt security payable in currency other than that stated in the debt security;

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and any interest on, those debt securities and to institute suit for the enforcement of any such payment;

•	make any change to certain provisions of the indenture relating to waivers or amendments; or

•	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option.
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, by written notice to the trustee, waive our compliance with provisions of the indenture or the debt securities with respect to such series. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•
we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).
The conditions include:

•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
General
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common shares, preferred shares, depositary shares, and/or debt securities in one or more series. Warrants may be offered independently or together with common shares, preferred shares, depositary shares, and/or debt securities offered by any prospectus supplement and may be attached to or separate from those securities.
While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The specific terms of any warrants may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those warrants, as well as for other reasons. Because the terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.
We will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.
We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read any applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreement that contain the terms of the warrants and defines your rights as a warrant holder.
We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.
Warrants for the purchase of debt securities will be in registered form only.
If warrants for the purchase of common shares, preferred shares, or depositary shares are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them;

•	the number of warrants being offered with each common share;

•	the date on and after which the holder of the warrants can transfer them separately from the related common shares or preferred shares or the related depositary shares;

•
the amount of common shares, preferred shares, or depositary shares that can be purchased if a holder exercises the warrant and the price at which those shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.
Warrants for the purchase of common shares, preferred shares, or depositary shares will be in registered form only.
A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase depositary shares or common shares or preferred shares are exercised, holders of the warrants will not have any rights of holders of the underlying depositary shares or common shares or preferred shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants
Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of common shares or preferred shares or depositary shares, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.
A holder of warrants may exercise them by following the general procedure outlined below:

•	deliver to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly complete and sign the reverse side of the warrant certificate representing the warrants; and

•	deliver the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.
If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities or shares of common shares or preferred shares or depositary shares that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.
Amendments and Supplements to the Warrant Agreements
We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.
Warrant Adjustments
Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant for depositary shares or shares of common shares or preferred shares will be adjusted proportionately if we subdivide or combine our common shares or preferred shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•
issue shares of common shares or preferred shares or other securities convertible into or exchangeable for common shares or preferred shares, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to all or substantially all holders of our common shares or preferred shares;

•	pay any cash to all or substantially all holders of our common shares or preferred shares, other than a cash dividend paid out of our current or retained earnings;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to all or substantially all holders of our common shares or preferred shares; or

•
issue common shares, preferred shares or additional shares or other securities or property to all or substantially all holders of our common shares or preferred shares by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common share warrants, preferred share warrants, or depositary share warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of shares and other securities and property such holders would have been entitled to receive had they held the common shares or preferred shares or depositary shares issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional shares and other securities and property.
Except as stated above, the exercise price and number of securities covered by a warrant for common shares, preferred shares, or depositary shares, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.
Holders of common share warrants, preferred share warrants or depositary share warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common shares or preferred shares;

•	certain share exchanges, mergers, or similar transactions involving us that result in changes of the common shares or preferred shares; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.
If one of the above transactions occurs and holders of our common shares, preferred shares, or depositary shares are entitled to receive shares, securities or other property with respect to or in exchange for their securities, the holders of the common share warrants, preferred share warrants, or depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF RIGHTS
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the rights that we may offer under this prospectus. We may issue rights to our shareholders to purchase our common shares and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. Because the terms of any rights we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus. We will incorporate by reference into the registration statement of which this prospectus is a part the form of rights agreement that describes the terms of the series of rights we are offering before the issuance of the related series of rights. The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the exercise price for the rights;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights;

•	the number of rights issued to each shareholder and the number of rights outstanding, if any;

•	the extent to which the rights are transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

•	anti-dilution provisions of the rights, if any; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.
Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS
The following description summarizes the general features of the purchase contracts that we may offer under this prospectus. While the features we have summarized below will generally apply to any future purchase contracts we may offer under this prospectus, we will describe the particular terms of any purchase contracts that we may offer in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.
We will incorporate by reference into the registration statement of which this prospectus is a part the form of any purchase contract that we may offer under this prospectus before the sale of the related purchase contract. We urge you to read any applicable prospectus supplement related to specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.
We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our, or an unaffiliated entity’s, securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities.
If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

•
whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

•	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

•	any provisions relating to any security provided for the purchase contracts;

•
whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

•	whether the purchase contracts will be issued in fully registered or global form; and

•	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS
We may issue units comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common shares. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.
Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, when filed by us in a future Exchange Act report or as an amendment to the Registration Statement that this prospectus forms a part of, see “Where You Can Find Additional Information.”
The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION
We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
Each prospectus will indicate if the securities offered thereby will be listed on any securities exchange.
Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.
If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option to purchase additional securities, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the united states to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.
We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of our common shares. In addition, we may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

VALIDITY OF SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities in respect of which this prospectus is being delivered and certain other matters of British Virgin Islands law will be passed upon for us by Maples and Calder, our special British Virgin Islands counsel, and the validity of the depositary shares, debt securities, warrants, rights, purchase contracts and units and certain other matters of New York law will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10–K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

6,976,745 Shares
Biohaven Pharmaceutical Holding Company Ltd.

GOLDMAN SACHS & CO. LLC		PIPER JAFFRAY
CANTOR	WILLIAM BLAIR	OPPENHEIMER & CO